Exhibit 10.33

FOURTH AMENDMENT TO LEASE

          THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of this day of December by and between NS NORFOLK ACQUISITION, LLC, a Delaware limited liability company having an address of c/o Normandy Real Estate Partners, 1776 On The Green, 67 Park Place East, 8th Floor, Morristown, N.J. 07960 (“Landlord”) and RNK, INC., a Massachusetts corporation, d/b/a RNK Communications, having an address of 333 Elm Street, Dedham, Massachusetts 02026 (“Tenant”).

WITNESSETH:

                    WHEREAS, Landlord (as successor in interest to RP/Saracen Properties, LLC) and Tenant are parties to that certain Lease dated May 8, 2000, which lease has been previously amended by a First Amendment dated as of November 11, 2004, a Second Amendment dated as of November 18, 2005, and a Third Amendment dated February, 2006 (collectively the “Lease”) for a portion of the building (the “Building”) located at and numbered 333 Elm Street, Dedham, Massachusetts, consisting of approximately 14,925 rentable square feet located on the second and third floors of the Building, as more particularly described in the Lease (the “Premises”).

          WHEREAS, the current term of the Lease expires on December 31, 2009.

          WHEREAS, Landlord and Tenant desire to amend the Lease in order to extend the current term, and make other agreements according to the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the sum of Ten and 00/100 Dollars ($10.00) and of the mutual covenants and amendments herein contained, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby acknowledge and agree as follows:

          1. Capitalized Terms; Authority. Capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the Lease. Each party hereto represents to the other that it is duly authorized to execute, deliver and perform its obligations under this Amendment, To the extent any of the terms and provisions of this Amendment are inconsistent with any other terms or provisions of the Lease, then the terms and provisions of this Amendment shall govern and control.

          2. Landlord and Landlord’s Address for Notices. For all purposes of the Lease, the notice address for Landlord (including but not limited to the Rent Payment Address) shall be modified to be as follows:

c/o Normandy Real Estate Partners
1776 On The Green
67 Park Place East, 8th Floor
Morristown, N.J. 07960
Attn: Norfolk Place Leasing Manager”

All notices sent to Landlord shall be addressed to Landlord at Landlord’s Address set forth above, with a copy of any notices of default also sent to Hinckley, Allen & Snyder LLP, 28 State Street, Boston, MA 02066, Attn: Daniel L. Monger, Esq. (or to such other address as may from time to time hereafter be designated by Landlord).

          3. Extension of Term:, Renewal: Right of First Offer. The Lease Term is extended for a period of five (5) years commencing on January 1, 2010 (“Extension Term Commencement Date”) and ending on December 31, 2014 (the “Extended Term”). In addition, Tenant shall have the right to extend and renew the Term of this Lease in accordance with the provisions of Exhibit A attached hereto and incorporated herein. Tenant shall also have the right of first offer on additional space in the Building as set forth in Exhibit B attached hereto.

          4. Base Rent Revisions, Effective as of the execution of this Amendment:

                    a) the Base Rent payable by Tenant under the Lease for the Premises is modified as follows:

Time Period	Annual Base Rent	Annual Base Rent	Monthly Base Rent

	Per Rentable Square Foot

July 1, 2009 — December 31, 2009	$0	$0	$0
January 1, 2010- December 31, 2010	$21.00	$313,425.00	$26,118.75
January 1, 2011- December 31, 2011	$22.00	$328,350.00	$27,362.50
January 1, 2012- December 31, 2012	$23.00	$343,275.00	$28,606.25
January 1, 2013- December 31, 2013	$24.00	$358,200.00	$29,850.00
January 1, 2014- December 31, 2014	$25.00	$373,125.00	$31,093.75

                    b) The “Operating Costs Base Year” as set forth in Section 9.2 of the Lease shall mean the 2009 calendar year.

                    c) The “Real Estate Tax Base Year” as set forth in Section 10.2 of the Lease shall mean the 2009 fiscal year (i.e. July 1, 2008 through June 30, 2009).

          5. Security Deposit. Landlord currently holds a Ninety Thousand and 00/100 Dollars ($90,000) letter of credit as the Security Deposit under the Lease (the “Existing Letter of Credit”) and Tenant shall be required to provide such Security Deposit to Landlord for the duration of the Term of the Lease, as extended by this Amendment pursuant to the terms of the Lease.

In addition the following provision is hereby added to the Lease with respect to the Security Deposit:

“If at any time during the Term of this Lease (as the same may be extended) Landlord determines that the financial condition of the issuer of the then current letter of credit deposited by Tenant with Landlord as the Security Deposit (the “Letter of Credit”), is such that Landlord’s ability to draw upon the Letter of Credit is, or in the future may be, impaired, restricted, refused or otherwise adversely affected, then Tenant shall, within thirty (30) days of Landlord’s written request to Tenant, obtain a replacement Letter of Credit in substitution for the then current Letter of Credit in the form and amount required herein from an issuer chosen by Tenant, but reasonably acceptable to Landlord. Upon Tenant’s delivery of the replacement letter of credit to Landlord, Landlord shall then simultaneously release the prior letter of credit being held by Landlord to Tenant.”

Also, any option in the Lease for Tenant to choose to provide the Security Deposit in the form of cash versus a letter of credit are hereby deleted, with the Tenant agreeing that that the Security Deposit shall be required to be in the form of a letter of credit.

          6. Improvements to Premises. Tenant may improve the Premises, and shall be entitled to the allowance for improvements, pursuant to the terms and conditions set forth in the work letter attached hereto as Exhibit C.

          7. Roof Access for Wi-Fi Antenna. Tenant shall have the right to access and use of the roof of the Building for a single antenna in accordance with the terms and provisions of Exhibit D attached hereto.

          8. No Further Extension, Expansion Rights or Rights of First Refusal. Following execution of this Amendment, Tenant shall have no further expansion rights, rights of first offer, rights of first refusal or other similar rights under the Lease to lease additional space in the Building, or any further extension rights except as expressly provided for in this Amendment and any other such rights are hereby deleted from the Lease.

          9. Brokers. With respect to this Amendment, each of Landlord and Tenant warrants that it has dealt with no other brokers in connection with the negotiation and execution of this Amendment, other than CB Richard Ellis NE (the “Broker”). Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees and other liability for commissions and other compensation claimed in connection with this Amendment by any other broker or agent, other than the Broker, claiming the same by, through or under the indemnifying party. Landlord shall be solely responsible for payment of any fees or commissions due to Broker, pursuant to the terms of a separate agreement.

          10. Miscellaneous. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. Tenant represents and warrants to Landlord that as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) to the best of Tenant’s knowledge after reasonable inquiry, Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and Landlord is not in default of any of its obligations under the Lease. In addition, the Tenant represents and warrants to the Landlord that, all tenant finish-work allowances or other payments to be provided to Tenant under the Lease or otherwise, and all improvements to be performed by Landlord, if any, have been paid in full and completed, respectively, by Landlord, and Landlord has no further obligations with respect thereto. Tenant’s covenants to pay Base Rent and Additional Rent under the Lease are independent of every other covenant in this Lease.

          11. Execution. This Amendment may be executed in two (2) or more counterparts, each of which shall be an original but such counterparts together shall constitute one and the same instrument notwithstanding that both Landlord and Tenant are not signatories to the same counterpart. Delivery of an executed counterpart of this Amendment by facsimile shall be equally as effective as delivery of any original executed counterpart. Any party delivering an executed counterpart of this Amendment by facsimile also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Amendment. Signature and acknowledgement pages may be detached from the counterparts and attached to a single copy of this Amendment to physically form one (1) document.

-Balance of Page Intentionally Blank, Signatures on Following Page-

Landlord and Tenant have executed this Amendment as of the day and year first above written.

WITNESS/ATTEST:	LANDLORD:

By: /s/ Laura Allen	NS Norfolk Acquisition, LLC,

Name (print): Laura Allen	a Delaware limited liability company

By: /s/ Leona Maddocks	By: /s/ Raymond P. Trevisan

Name (print): Leona Maddocks	Name: Raymond P. Trevisan

Title: Authorized Signatory

WITNESS/ATTEST:	TENANT:

By: /s/ Lynn Castano	RNK, INC.,

Name (print): Lynn Castano	a Massachusetts corporation

By: /s/ Areeg Eluri	By: /s/ Richard N. Koch

Name (print): Areeg Eluri	Name: Richard N. Koch

Title: President

EXHIBIT LIST
EXHIBIT A	Extension Option

EXHIBIT B	Right of First Offer

EXHIBIT C	Work Letter

EXHIBIT D	Roof Space for Antenna